News Release

For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Fourth Quarter and Year-End 2011 Results

BASKING RIDGE, N.J., March 9, 2012 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the quarter and year ended December 31, 2011.

Consolidated revenues totaled $40.8 million for the fourth quarter of 2011, representing a 6% revenue decline from $43.4 million in the fourth quarter of 2010. The Company recorded a net loss for the fourth quarter of $0.6 million, or ($0.01) per share, compared to net income of $2.2 million, or $0.03 per diluted share, in 2010.

For the year ended December 31, 2011, consolidated revenues were $157.5 million compared to $166.4 million in the comparable period of 2010. The Company's net loss for the year ended December 31, 2011 totaled $3.5 million, or ($0.05) per share, compared to net income of $1.5 million, or $0.02 per diluted share, in 2010. The results for the year ended December 31, 2011 include a $0.5 million sales tax refund received from a supplier. The results for the year ended December 31, 2010 included a $1.6 million reduction in a previously established reserve for interest and penalties pertaining to unclaimed property, along with restructuring charges of $1.0 million.

Fourth quarter 2011 revenues by service line:

Portamedic revenue totaled $26.5 million in the fourth quarter of 2011, a decline of approximately 9% compared to $29.2 million in the fourth quarter of 2010, primarily due to a 4% decline in paramedical exams completed during the quarter, along with a 6% decrease in revenue per exam.
Heritage Labs revenue totaled $2.8 million for the fourth quarter of 2011, a decrease of approximately 11% compared to the fourth quarter of 2010, primarily attributable to reduced demand for our lab testing services.

Hooper Holmes Services revenue totaled $4.8 million for the fourth quarter of 2011, down 8% in comparison to the prior year period, primarily attributable to reduced revenue from our medical records collection services.

Health & Wellness revenue totaled $6.8 million for the fourth quarter of 2011, a 16% increase from the fourth quarter of 2010, primarily due to an increase in health screenings completed during the quarter.

Net cash provided by operations approximated $0.6 million in the fourth quarter of 2011 and capital expenditures totaled $1.5 million. As of December 31, 2011, cash and cash equivalents totaled $16.9 million, with no outstanding borrowings under the Company's credit facility.

“Our overall financial performance in 2011 was in line with the targets that we have discussed throughout the year. We accomplished our key operating objectives in 2011 and are optimistic that we have positioned the Company for improved financial results in 2012 and beyond,” said Ransom J. Parker, President and CEO of Hooper Holmes. “During 2011 we invested $4.8 million in capital expenditures. These investments in our technology infrastructure will have a positive impact and provide a solid foundation to grow profitably.”

Conference Call

The Company will host a conference call, today, March 9, 2012 at 11:00 a.m. ET to discuss fourth quarter 2011 results.

To participate in the conference call, please dial 877-941-2068 or internationally 480-629-9712 conference ID 4521227 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on March 9, 2012 until midnight on March 16, 2012, by dialing 877-870-5176 or internationally 858-384-5517. The access code for the replay is 4521227.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of health professionals, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps health companies and life insurers better understand their applicants and participants and take advantage of the predictive powers of today's tests. Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; our ability to comply with the covenants in our credit facility; the level of our liquidity; operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 14, 2011. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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